Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 17th day of September, 2010 by and between OMNICARE, INC., a Delaware corporation (the “Company”) and JAMES D. SHELTON (“Executive”).

WHEREAS, Executive has been a member of the Company’s Board of Directors (the “Board”);

WHEREAS, the Company’s President and Chief Executive Officer retired from the Company on July 31, 2010;

WHEREAS, the Company and Executive have agreed that, while the Company engages in a search for a permanent President and Chief Executive Officer, the Executive will be employed on a temporary basis as the Company’s Interim President and Chief Executive Officer; and

WHEREAS, the Company and the Executive desire to enter into the Agreement to set forth the terms of the Executive’s temporary employment by the Company.

THEREFORE, in consideration of these recitals and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1  EMPLOYMENT

1.1   From August 1, 2010 (“Effective Date”) through January 31, 2011 (the “Term”), the Company shall employ Executive as its Interim President and Chief Executive Officer, reporting directly to the Board.  Executive shall be assigned such duties with regard to the business of the Company as are generally performed by the president and chief executive officer of the Company, and such other duties as may from time to time be assigned to Executive by the Board consistent with such position.   The Executive shall be a member of the Board.

1.2   Executive agrees to devote a substantial portion of his professional time and attention to his duties as an employee of the Company; it being understood that Executive is engaged in other business activities and may manage his personal investments and participate in professional, educational, philanthropic, or community activities.

SECTION 2  COMPENSATION, BENEFITS AND EXPENSES

2.1   BASE SALARY. During the Term, in full consideration for his services as Interim President and Chief Executive Officer and as a member of the Board, the Company shall pay to Executive a salary (“Base Salary”) at a monthly rate of $83,333, payable in accordance with the regular payroll practices of the Company but not less frequently than monthly.

2.2   RESTRICTED STOCK UNIT AWARD. Simultaneously herewith, the Company is granting to Executive a stock unit award in the form of the stock unit award agreement attached hereto as Exhibit A (the “Stock Unit Agreement”) pursuant to the Company’s 2004 Stock and Incentive Plan.

2.3   REIMBURSEMENT OF BUSINESS AND LIVING EXPENSES. During the Term, the Company shall reimburse Executive for all ordinary and necessary business expenses incurred and substantiated by him in accordance with applicable Company policy.  In addition, Executive will be reimbursed for reasonable, customary housing, car rental, meal and living expenses while employed on a temporary basis under this Agreement in the Covington, Kentucky metropolitan area.

2.4    EXECUTIVE BENEFITS.  During the Term, Executive shall be entitled to participate in all employee benefit plans of the Company including thrift, profit sharing, medical coverage, education, or other welfare benefits that the Company has adopted or may adopt, maintain or contribute to for the benefit of similarly–situated executives in accordance with the terms of such plans and programs, including applicable waiting periods and vesting schedules, which Executive acknowledges may extend beyond January 31, 2011; provided, however, Executive shall not be entitled to participate in the Company’s Excess Benefit Plan or the Company’s Rabbi Trust Deferred Compensation Plan.   Nothing in this Agreement shall preclude the Company’s authority to amend or terminate any plan at any time and from time to time.

2.5           COMPANY AIRPLANE.  During the Term, Executive will be entitled to use of the Company’s airplane for travel to and from the Covington, Kentucky metropolitan area, to and from his residences, and for Company business.

SECTION 3  TERM; TERMINATION OF EMPLOYMENT

3.1    TERMINATION FOR CAUSE. The Company shall have the right to terminate Executive’s employment by written notice to Executive, for any of the following causes (a “Termination for Cause”):

(a)   wilfull misconduct or gross negligence in connection with the Executive’s performance of his duties hereunder; it being understood that Executive’s conduct shall not be considered to be “wilfull” if he reasonably believed that his actions or omissions were in the best interest of the Company; or

(b)    the Executive’s conviction for, or plea of nolo contendere to, a felony or a violation of federal or state securities laws.

                Upon any Termination for Cause, all payments, contributions and other benefits to Executive under Section 2 of this Agreement shall cease immediately, with the exception of reimbursement of ordinary and necessary business or living expenses already incurred, and any compensation already earned or vested as of that date.

3.2   DISABILITY, ILLNESS OR DEATH. If Executive is unable to perform his duties under this Agreement by reason of illness or other physical or mental disability, and such physical or mental disability has continued for 30 days or would be reasonably expected to continue for at least 30 days, then the Executive’s employment shall be deemed terminated (“Termination for Disability”). Upon Termination for Disability, Executive shall continue to receive the Base Salary described in Section 2.1 hereof for a period of three (3) months after the date of termination or until January 31, 2011, whichever period is shorter, reduced by any disability payment to which Executive may be entitled in lieu of such compensation but not by any disability payment for which Executive has privately contracted and paid the premiums.  If Executive should die before the termination of this Agreement, all payments to Executive under Section 2.1 of this Agreement shall terminate upon the date of his death, with the exception of reimbursement of ordinary and necessary business expenses already incurred, and any compensation already earned or vested as of that date.  The benefits provided in this Section 3.2 pursuant to a Termination for Disability shall constitute “disability pay” within the meaning of Treasury Regulation Section 31.3121(v)(2) -1(b)(4)(iv)(C).  Upon a Termination for Disability or on account of death, Executive’s rights under the restricted stock unit award shall be governed by the terms of the Stock Unit Agreement and the 2004 Stock and Incentive Plan.

3.3    TERMINATION FOR REASONS OTHER THAN WITH CAUSE.  The Company shall have the right to terminate Executive’s employment, other than a Termination for Cause, upon ten (10) days’ written notice to Executive.  If the Company terminates Executive’s employment other than a Termination for Cause (and other than a Termination for Disability):

(a)           Executive shall receive reimbursement of ordinary and necessary business and living expenses already incurred, and any compensation already earned or vested as of that date; and

(b)           Executive shall receive as severance pay continued payment of his Base Salary for the remainder of the Term.

In the event of a termination of Executive by the Company under this Section 3.3, Executive acknowledges that the Company shall have no obligations or liability to him whatsoever other than the obligations set forth in this Section 3.3 and Exhibit A hereto.  Subject to Section 5.17 hereof, the severance pay shall be paid in arrears on the last day of each month following Executive’s termination of employment.

This Section 3.3 shall govern the payment of severance for any termination by the Company other than for Cause (and other than a Termination for Disability).

SECTION 4  RESTRICTIVE COVENANTS

4.1   Nondisclosure of Confidential Information.

(a)   Executive acknowledges that during the course of Executive’s employment with the Company, Executive will have access to, and knowledge of, certain information that the Company considers confidential, and the release of such information to unauthorized persons would be extremely detrimental to the Company.  As a consequence, the Executive hereby agrees and acknowledges that the Executive owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after the Executive's employment with the Company, the Executive will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct the Executive's duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process.  The Executive will use reasonable best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person.  The Executive will return to the Company all Confidential Information in the Executive's possession or under the Executive's control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive's relationship with the Company is terminated for any reason and will not retain any copies thereof except that Executive may retain copies of his own employment information relating to the terms, conditions, benefits and performance of his employment pursuant to this Employment Agreement.  For purposes hereof, the term "Confidential Information" shall mean any information used by or belonging or relating to the Company that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets and proprietary information, information relating to the Company’s businesses and services, pricing and other terms with customers and suppliers, executive information, customer lists and records, business processes, procedures or standards, know-how, manuals, business strategies, records, financial information, in each case whether or not reduced to writing or stored electronically, as well as any information that the Company advises the Executive should be treated as confidential information.  Further, Confidential Information shall not include information which is independently obtained from a third party whose disclosure violates no duty of confidentiality to the Company or which is or becomes publicly available through no fault of Executive.

(b)   The Executive acknowledges and agrees that all analyses, reports, proposals, software, documentation, machine code and other intellectual property owned by the Company (collectively, the “Company’s Intellectual Property”) are and shall remain the sole and exclusive property of the Company, or as otherwise may be noted, and that in no event shall the Executive have any ownership interest therein.  In that connection, the Executive hereby irrevocably assigns, transfers and conveys to the Company all of his right, title and interest, if any, in and to the Company’s Intellectual Property, including any rights the Executive may have to patent, copyright, trade secret or other proprietary rights in the Company’s Intellectual Property.  The Executive agrees to assist the Company in every proper way to obtain and from time to time enforce patents, copyrights, trade secrets and all other proprietary and intellectual property rights and interest in and to all the Company’s Intellectual Property in any and all countries, and to that end the Executive will execute and deliver all documents and other papers and materials for use in applying for, obtaining and enforcing such patents, copyrights, trademarks and other proprietary and intellectual property rights and interests, as the Company may request in writing, together with any assignments thereof to the Company or persons designated by it.  The Executive agrees that the Company is appointed as his attorney to execute all such instruments and do all such things for the purpose of assuring to the Company (or its designee) the full benefit of the provisions of this paragraph.

4.2   Enforcement.  The Executive acknowledges and agrees that the provisions of this Section 4 are reasonable and necessary for the successful operation of the Company.  The Executive further acknowledges that if he breaches any provision of this Section 4, the Company will suffer irreparable injury.  It is therefore agreed that the Company shall have the right to enjoin any such breach or threatened breach, if ordered by a court of competent jurisdiction.  The existence of this right to injunctive and other equitable relief shall not limit any other rights or remedies that the Company may have at law or in equity including, without limitation, the right to monetary and compensatory damages.  In addition, the Executive further acknowledges that if he breaches any provision of this Section 4 following his termination of employment with the Company, the Executive will forfeit the right to any unpaid severance or other payments due under this Agreement, but Executive shall not forfeit payment of earned wages as defined by applicable law.  If any provision of this Section 4 is determined by a court of competent jurisdiction to be unenforceable in the manner set forth herein, the Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.  If any provisions of this Section 4 are held to be invalid or unenforceable, such invalidation or unenforceability shall not affect the validity or enforceability of any other provision of this Section 4 (or any portion thereof).  For purposes of the restrictions of this Section 4, references to the “Company” include reference to its subsidiaries.

SECTION 5  MISCELLANEOUS PROVISIONS

5.1    INDEMNIFICATION.  The Company shall indemnify Executive to the fullest extent permitted by the Company’s charter, by-laws and applicable law.  The Company shall cover Executive under any contract of directors and officers liability insurance both during and, while potential liability exists, after the term of this Agreement and Executive’s employment to the same extent as the Company covers its other officers and directors.

5.2    WITHHOLDING.  All payments and benefits payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

5.3   ASSIGNMENT AND SUCCESSORS.  The rights and obligations of the Company under this Agreement may be freely assigned (including, but not limited to assignment to an affiliate of the Company for purposes of payroll) and shall inure to the benefit of and be binding upon the successors and assigns of the Company.  Executive’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity.

5.4   REPRESENTATIONS OF EXECUTIVE.  The Executive represents and warrants that his entering into this Agreement and his employment with the Company will not be in breach of any agreement with any current or former employer and that he is not subject to any other restrictions on solicitation of clients or customers or competing against another entity.  The Executive understands that the Company has relied on this representation in entering into this Agreement.

5.5   NOTICES. All notices, requests, demands or other communications under this Agreement shall be in writing and shall only be deemed to be duly given (a) on the date of delivery if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile, (c) on the first business day following the date of deposit if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Omnicare, Inc.
100 East RiverCenter Boulevard
Covington, Kentucky 41011
ATT:  General Counsel

If to Executive to his last known address shown on the payroll records of the Company

5.6   SEVERABILITY. Any provision of this Agreement which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.

5.7   COMPLETE AGREEMENT.  This Agreement contains the entire agreement between the parties and supersedes previous verbal and written discussions, negotiations, agreements or understandings between the parties.

5.8   AMENDMENT AND WAIVER. This Agreement may be modified, amended or waived only by a written instrument signed by all the parties hereto. No waiver or breach of any provision hereof shall be a waiver of any future breach, whether similar or dissimilar in nature.

5.9   APPLICABLE LAW.  This Agreement has been made and its validity, performance and effect shall be determined in accordance with the laws of the State of Delaware.

5.10   CONSENT TO JURISDICTION. The parties hereby (a) agree that any suit, proceeding or action at law or in equity (hereinafter referred to as an “Action”) arising out of or relating to this Agreement must be instituted in state or federal court located within Kenton County, Kentucky, (b) waive any objection which he or it may have now or hereafter to the laying of the venue of any such Action, (c) irrevocably submit to the jurisdiction of any such court in any such Action, and (d) hereby waive any claim or defense of inconvenient forum. The parties irrevocably agree that service of any and all process which may be served in any such Action may be served upon his or it by registered mail to the address referred to in Section 5.5 hereof or to such other address as the parties shall designate in writing by notice duly given in accordance with Section 5.5 hereof and that such service shall be deemed effective service of process upon the parties in any such Action. The parties irrevocably agree that any such service of process shall have the same force and validity as if service were made upon his or it according to the law governing such service in the State of Kentucky, and waives all claims of error by reason of any such service.

5.11   COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

5.12   INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any ways the meaning or interpretation of this Agreement. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

5.13   NON-WAIVER OF RIGHTS AND BREACHES. No failure or delay of any  party herein in the exercise of any right given to such party hereunder shall constitute a waiver thereof unless the time specified herein for the exercise of such right has expired, nor shall any single or partial exercise of any right preclude other or further exercise thereof or of any other right. The waiver of a party hereto of any default of any other party shall not be deemed to be a waiver of any subsequent default or other default by such party.

5.14   NO MITIGATION OR OFFSET. Executive shall not be required to seek other employment or to reduce any severance benefit payable to him under Section 3 hereof, and no such severance benefit shall be reduced on account of any compensation received by Executive from the Company or any other employment. The Company’s obligations to Executive hereunder, including, without limitation, any obligation to provide severance benefits, shall not be subject to set-off or counterclaim in respect of any debts or liabilities of Executive to the Company.

5.15   SURVIVAL. The provisions of Section 4 shall survive the termination the Agreement (and any concurrent or subsequent termination of Executive’s employment).

5.16   SUPERSEDING AGREEMENT.  In the event of any conflict between the terms of this Agreement and the terms of any Company plan, program or policy, the terms of this Agreement shall control to the extent such terms are more favorable to the Executive; provided that the Company shall have an appropriate opportunity to conform the terms of any such conflicting plan, program or policy to the terms of this Agreement.

5.17   SECTION 409A.

Anything in this Agreement to the contrary notwithstanding:

(a)   It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) so as not to subject Executive to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to Executive.

(b)    To the extent that the reimbursement of any expenses or the provision of any in-kind benefits under this Agreement is subject to Code Section 409A, (i) the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, during any one calendar year shall not affect the amount of such expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) reimbursement of any such expense shall be made by no later than December 31 of the year following the calendar year in which such expense is incurred; and (iii) Executive’s right to receive such reimbursements or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c)   Executive’s right to receive the severance payments under Section 3.3 shall be treated as a right to receive a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii).  With respect to any payment or benefit under Section 3.3 or pursuant to any other provision of this Agreement payable on account of Executive’s termination of employment that is properly treated as deferred compensation subject to Code Section 409A (after taking into account all exclusions applicable to such payment under Code Section 409A)(the “Separation Payments”), the Executive shall not be deemed to have terminated employment until he is deemed to have a Separation from Service.  As used under this Agreement, a “Separation from Service” occurs when Executive dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder. If Executive is a “specified employee” within the meaning of Treasury Regulation Section 1.409A -1(i) as of the date of Executive’s Separation from Service, then any Separation Payments shall not be made until the first business day after (i) the expiration of six (6) months from the date of Executive’s Separation from Service, or (ii) if earlier, the date of Executive’s death (the “Delayed Payment Date”). On (or within five business days after) the Delayed Payment Date, there shall be paid to Executive or, if Executive has died, to the representative of Executive’s estate, in a single cash lump sum, an amount equal to the aggregate amount of the payments delayed pursuant to the preceding sentence.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

INTENDING TO BE LEGALLY BOUND, the parties or their duly authorized representatives have signed this Agreement as of the date first above written.

OMNICARE, INC.

________________________
By:  JOHN L. WORKMAN
Title:  Executive Vice President and Chief Financial Officer

EXECUTIVE

________________________
JAMES D. SHELTON

EXHIBIT A

OMNICARE, INC.

Restricted Stock Unit Award

AWARD AGREEMENT, dated as of September 17, 2010, between Omnicare, Inc., a Delaware corporation ("Omnicare"), and James D. Shelton (the "Participant").  This Award is granted by the Compensation and Incentive Committee of the Omnicare Board of Directors (the "Committee") pursuant to the terms of the 2004 Stock and Incentive Plan (the "Stock Plan").  The applicable terms of the Stock Plan are incorporated herein by reference, including the definitions of terms contained in the plans.

Section 1.   Stock Unit Award.  Omnicare hereby grants to the Participant, on the terms and conditions set forth herein, an Award of 40,282 "Stock Units."  The Stock Units are notional units of measurement denominated in shares of Common Stock (i.e., one Stock Unit is equivalent in value to one share of Common Stock, subject to the terms hereof).  The Stock Units represent an unfunded, unsecured deferred compensation obligation of Omnicare.

Section 2.   Vesting.  The Award shall become fully vested on the date hereof; provided, however, that the Award shall be forfeited in full if the Participant’s employment is terminated for “Cause” (as defined in the Participant’s Employment Agreement with Omnicare, dated September 17, 2010).

Section 3.   Dividend Equivalents.  On any date that a dividend is paid to holders of the Common Stock (a “Dividend Payment Date”), an amount equal to the dividend the Participant would have received had he held shares of Common Stock rather than Stock Units (the “Dividend Equivalent Amount”) shall be notionally credited to the Participant.  The Dividend Equivalent Amount shall be credited with notional interest for the period from the Dividend Payment Date to the date of actual payment of the Dividend Equivalent Amount under this Award Agreement at a rate equal to the highest interest rate, determined as of the Dividend Payment Date, payable by Omnicare on any of its outstanding publicly-traded debt (or if no such public debt is then outstanding, the rate at which Omnicare could then borrow from its primary bank lender) plus 100 basis points (the "Imputed Interest").  On the Dividend Payment Date, an amount equal to the Dividend Equivalent Amount shall be contributed to an irrevocable “rabbi trust” (which shall be a grantor trust within the meaning of Sections 671-678 of the Internal Revenue Code of 1986, as amended) for the Participant’s benefit (the “Rabbi Trust”).  Amounts contributed to the Rabbi Trust for the Participant’s benefit shall be invested as directed by Omnicare in its sole discretion and Participant shall not have any claim against Omnicare with respect to the investment decisions made by Omnicare.  If at the end of any calendar quarter in which a Dividend Equivalent Amount remains unpaid the notional amount of such Dividend Equivalent Amount plus the related Imputed Interest accrued as of such date exceeds the value of the assets in the Rabbi Trust allocated to pay such amounts, Omnicare shall contribute an additional amount to the Rabbi Trust equal to such excess. A Dividend Equivalent Amount plus any related Imputed Interest shall be paid at the same time as the Stock Units to which such Dividend Equivalent Amount and Imputed Interest relate vest and are paid pursuant to Section 2 and Section 4 hereof.

Section 4.   Payment of Award.  Payment of the Stock Units (and any related Dividend Equivalent Amounts and Imputed Interest) shall be made within 30 days following the first of the following to occur: (i) a Change in Control that constitutes a change in ownership or effective control of a corporation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and all regulations, guidance and other interpretive authority issued thereunder (“Code Section 409A”) or (ii) the third anniversary of the date hereof.  The Stock Units shall be paid in shares of Common Stock and shall be paid to the Participant after payment of all applicable withholding taxes in the amount determined by the Committee.  The Participant may elect to satisfy such withholding tax obligation by having Omnicare retain Common Stock having a fair market value equal to the withholding obligation.  Dividend Equivalent Amounts and Imputed Interest related to Stock Units shall be paid to the Participant in cash after payment of all applicable withholding taxes in the amount determined by the Committee.

Section 5.   Restrictions on Transfer.  Neither this Award nor any Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to Omnicare as a result of forfeiture of the units as provided herein.

Section 6.   No Voting Rights.  The Stock Units, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Award is paid in shares of Common Stock.

Section 7.   Award Subject to Stock Plan.  This Award is subject to the terms of the Stock Plan.  In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Stock Plan, the Stock Plan will govern and prevail.

Section 8.   Changes in Capitalization.  The Stock Units under this Award shall be subject to the provisions of the Stock Plan relating to adjustments for changes in corporate capitalization.

Section 9.   Section 409A.   The provisions of this Agreement and any payments made hereunder are intended to comply with, and should be interpreted consistent with, the requirements of Code Section 409A.  However, the Committee shall have the right in its sole discretion to adopt such amendments to the Stock Plan, this Award Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate either for this Award Agreement to be exempt from the application of Code Section 409A or to comply with the requirements of Code Section 409A.

Section 10.   No Right of Employment.  Nothing in this Award Agreement shall confer upon the Participant any right to continue as an employee of Omnicare or a Subsidiary or to interfere in any way with the right of Omnicare or an Affiliate to terminate the Participant's employment at any time or to change the terms and conditions of such employment.

Section 11.   Governing Law.  This Award Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

OMNICARE, INC.

By:  ______________________________________
By:  JOHN L. WORKMAN
Title:  Executive Vice President and Chief
Financial Officer

PARTICIPANT

By:  ______________________________________
JAMES D. SHELTON